Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF VANTIV, INC.

Vantiv, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

A. The name of the Corporation is Vantiv, Inc. The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on March 25, 2009.

B. This Amended and Restated Certificate of Incorporation was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware, and restates, integrates and further amends the provisions of the Corporation’s Certificate of Incorporation.

C. The text of the Certificate of Incorporation of this Corporation is hereby amended and restated in its entirety as set forth in Exhibit A attached hereto.

IN WITNESS WHEREOF, Vantiv, Inc. has caused this Amended and Restated Certificate of Incorporation to be executed by the undersigned officer, thereunto duly authorized, this [    ] day of [                  ], 2012.

VANTIV, INC.
a Delaware corporation

Name:
Title:

EXHIBIT A

ARTICLE I

Name

The name of the Corporation is Vantiv, Inc.

ARTICLE II

Registered Address

The address of the registered office of the Corporation in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, County of New Castle, State of Delaware, 19808.  The name of the registered agent of the Corporation in the State of Delaware at such address is Corporation Service Company.

ARTICLE III

Purpose

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as from time to time amended (the “DGCL”).  For as long as the Exchange Agreement (as defined herein) is in effect, the Corporation shall so engage solely as a holding company.

ARTICLE IV

Capital Stock

Section 1.                                           Reclassification of Existing Common Stock. Upon this Amended and Restated Certificate of Incorporation becoming effective pursuant to the General Corporation Law of the State of Delaware (the “Effective Time”), each issued and outstanding share of the Corporation’s existing common stock, par value $0.01 per share (the “Old Common Stock”) shall automatically and without any action on the part of the holder thereof be reclassified as and converted into [        ] shares of Class A Common Stock (defined below).  All of the stock certificates that, immediately prior to the Effective Time, collectively represented shares of Old Common Stock (the “Pre-Recap Certificates”) will, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, collectively represent the Class A Common Stock into which the Old Common Stock has been reclassified, provided, however, that each person holding of record Pre-Recap Certificates shall receive, upon surrender of such certificates, a new certificate evidencing and representing the Class A Common Stock into which such person’s Old Common Stock has been reclassified pursuant hereto (unless the Corporation determines that such Class A Common Stock shall be uncertificated pursuant to the Bylaws of the Corporation), and provided, further, that no fractional shares of Class A Common Stock shall be issued in connection with the reclassification of the Old Common Stock pursuant to this Section .

Section 2.                                           Authorized Shares.  The total number of shares of all classes of stock which the Corporation shall have authority to issue is [                              ] shares, consisting of (i) [                        ] shares of Class A Common Stock, par value $0.00001 per share (the “Class A Common Stock”), (ii) [                        ] shares of Class B Common Stock, no par value per share (the “Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”), and (iii) [                              ] shares of one or more series of Preferred Stock, par value $0.00001 per share (“Preferred Stock”).

Except as otherwise provided by law or as set forth herein, the shares of stock of the Corporation, regardless of class, may be issued by the Corporation from time to time in such amounts, for such consideration and for such corporate purposes as the Board of Directors of the Corporation (the “Board of Directors”) may from time to time determine.

Section 3.              Reservation of Shares.  The Corporation shall at all times reserve and keep available out of its authorized but unissued Class A Common Stock such number of shares of Class A Common Stock as shall from time to time be sufficient to effect any exchanges required under the Exchange Agreement.

Section 4.              Common Stock.

(a)           Voting Rights.

(1)           General.  Each share of Common Stock shall have one vote per share, except as otherwise provided for each share of Class B Common Stock with respect to the matters set forth in Section 4(e) of this Article IV.  Except as otherwise provided in this Amended and Restated Certificate of Incorporation or by applicable law, the holders of shares of Class A Common Stock and Class B Common Stock shall at all times vote together as one class on all matters submitted to a vote or for the consent of the stockholders of the Corporation.

(2)           Class A Directors.  The holders of record of the shares of Class A Common Stock, exclusively and as a separate class, shall be entitled to elect that number of directors representing the same percentage of the entire Board of Directors, as the number of votes attributable to the outstanding shares of Class A Common Stock then represents of the number of votes attributable to the then outstanding shares of Common Stock (which in no case shall be less than 81.5% of the entire Board of Directors, as such percentage is reduced by any directors elected by any Preferred Stock) (the “Class A Directors”).

(3)           Class B Directors.  The holders of record of the shares of Class B Common Stock, other than the Permitted Transferees of Fifth Third Bank and its Affiliates, exclusively and as a separate class, shall be entitled to elect that number of directors representing the same percentage of the entire Board of Directors as the number of votes attributable to the outstanding shares of Class B Common Stock held by Fifth Third Bank and its Affiliates then represents of the number of votes attributable to the then outstanding shares of Common Stock (which in no case shall be more than 18.5% of the entire Board of Directors) (the “Class B Directors”); provided, that if the calculation of the number of directors that Fifth Third Bank and its Affiliates are entitled to elect pursuant to this Section 4(a)(3) does not result in a whole number, the holders of the Class B Common Stock, other than the Permitted Transferees of Fifth Third Bank and of its Affiliates, shall be entitled to elect that number of directors that is equal to the result of such calculation rounded down to the nearest whole number.

(4)           Certain Preferred Directors.  For the purpose of the calculation in paragraphs (2) and (3) above, the number of directors on the entire Board of Directors shall include any directors elected by a separate class vote of Preferred Stock other than any directors that may be elected by holders of Preferred Stock pursuant to a vested right of the holders of Preferred Stock to elect directors upon nonpayment of dividends.

(5)           Fifth Third Bank Consent Rights.  Until a Trigger Event, the Corporation shall not take any of the following actions without the prior approval of Fifth Third Bank:

(i)            any Change of Control (A) prior to June 30, 2012, (B) during the period from July 1, 2012 until June 30, 2013 that implies an Equity Value of the Corporation, Vantiv Holding and the Subsidiaries of less than $2.3 billion, (C) during the period from July 1, 2013 until June 30, 2014 that implies an Equity Value of the Corporation, Vantiv Holding and the Subsidiaries of less than $2.5 billion, or (y) at any time after June 30, 2012 if Vantiv Holding’s LTM EBITDA is less than $335,000,000;

(ii)           any material modification of or amendment to any of the material terms and conditions of the Management Equity Incentive Plan by the Corporation to the extent required to be submitted to stockholders for approval pursuant to any applicable national stock exchange listing standards;

(iii)          the issuance by the Corporation of New Securities constituting more than twenty percent (20%) of the total outstanding Common Stock (excluding issuances made in connection with the exercise of the Warrant, the Management Equity Incentive Plan and the Vantiv, Inc. 2012 Equity Incentive Plan, as amended from time to time (other than to increase the number of shares authorized for issuance thereunder, unless FTB consents (solely for purposes of this clause (iv) to such increase)) to the extent required to be submitted to stockholders for approval pursuant to any applicable national stock exchange listing standards; provided, however, that no consent shall be necessary at any time after June 30, 2012 if the Corporation’s LTM EBITDA is less than $335,000,000; and provided, further, that nothing herein shall limit any prohibition on issuances set forth in the Exchange Agreement; or

(iv)          the incurrence of indebtedness for borrowed money by the Corporation and its Subsidiaries that, immediately following such incurrence, results in a Leverage Ratio equal to or exceeding 5 to 1.

(b)           Dividends.  Subject to the preferences applicable to any series of the Preferred Stock, if any, outstanding at any time, (i) the holders of Class A Common Stock shall be entitled to share, on a per share basis, in such dividends and other distributions of cash, property or shares of stock of the Corporation as may be declared by the Board of Directors from time to time with respect to the Common Stock out of assets or funds of the Corporation legally available therefor; provided, however, that in the event that such dividend is paid in the form of shares of Common Stock or rights to acquire Common Stock, the holders of Class A Common Stock shall receive Class A Common Stock or rights to acquire Class A Common Stock, as the case may be, and (ii) the holders of the Class B Common Stock shall not be entitled to share in any such dividends or other distributions.

(c)           Liquidation.  Subject to the preferences applicable to any series of the Preferred Stock, if any outstanding at any time, in the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or winding up of the Corporation, (i) the holders of Class A Common Stock shall be entitled to share, on a per share basis, all assets of the Corporation of whatever kind available for distribution to the holders of Common Stock; and (ii)  the holders of the Class B Common Stock shall not be entitled to receive any portion of such assets in respect of their shares of Class B Common Stock.

(d)           Subdivision or Combination. If the Corporation in any manner subdivides or combines by any split, dividend, reclassification, recapitalization or otherwise, or combines by reverse split, reclassification, recapitalization or otherwise, the outstanding shares of one class of Common Stock, the outstanding shares of the other class of Common Stock will be subdivided or combined in the same manner.

(e)           Class B Common Stock.

(1)           Permissible Holder.  Shares of Class B Common Stock or Class B Units of Vantiv Holding may only be issued to and held by Fifth Third Bank and its Affiliates and their Permitted Transferees.

(2)           Voting.  Each share of Class B Common Stock shall have the following number of votes per share:

(i)            If the total number of shares of Common Stock held by the holders of shares of Class B Common Stock is greater than 18.5% of the sum of (A) the total number of shares of voting Common Stock then outstanding and (B) the number of votes to which any then-outstanding shares of Preferred Stock are entitled when voting together with the holders of Class A Common Stock as a single class:

(A1 ÷ 0.815) – (A0)
B0

rounded down to the nearest ten-thousandth, but not less than zero votes per share, where

A0                 =   number of shares of Class A Common Stock outstanding (plus the number of votes to which any then-outstanding shares of Preferred Stock are entitled when voting together with the holders of Class A Common Stock as a single class )

A1                 =  number of shares of Class A Common Stock outstanding (plus the number of votes to which any then-outstanding shares of Preferred Stock are entitled when voting together with the holders of Class A Common Stock as a single class) not held by the holders of Class B Common Stock

B0                 =  number of shares of Class B Common Stock outstanding;

(ii)           If the total number of shares of Common Stock held by the holders of shares of Class B Common Stock is equal to or less than 18.5% of the total number of shares of voting Common Stock then outstanding (plus any then-outstanding shares of Preferred Stock entitled to vote together with the holders of Class A Common Stock as a single class):  1 vote per share; or

(iii)          In connection with any vote regarding a Change of Control, notwithstanding clauses (1) and (2) above, 1 vote per share.

(3)           Issuance, Cancellation and Transfer of Class B Common Stock.  At any time Vantiv Holding issues a Class B Unit, the Corporation shall issue a share of Class B Common Stock to the recipient of such Class B Unit.  Upon the conversion or cancellation of any Class B Unit pursuant to the Exchange Agreement or the LLC Agreement, the corresponding share of Class B Common Stock automatically shall be cancelled without any action on the part of any Person, including the Corporation.  Any such cancelled shares of Class B Common Stock shall be deemed no longer outstanding, and all rights with respect to such shares shall automatically cease and terminate.  The Corporation may only issue shares of Class B Common Stock to Fifth Third Bank and its Affiliates and the permitted transferees of any of Fifth Third Bank or its Affiliates’ Class B Units or, to the extent there is a distribution of Class B Units on any of the other units of Vantiv Holding, to holders of Class C Non-Voting Units of Vantiv Holding in accordance with the LLC Agreement and the Exchange Agreement (each such transferee, a “Permitted Transferee”).  Vantiv Holding may only issue Class B Units of Vantiv Holding to Fifth Third Bank and its Affiliates and their Permitted Transferees.  Shares of Class B Common Stock may only be transferred by Fifth Third Bank or its Affiliates or their transferees to a Person other than the Corporation if an equal number of Class B Units of Vantiv Holding are simultaneously transferred to the transferee. The Corporation shall take all actions necessary so that for as long as the Class B Common Stock is outstanding the number of shares of Class B Commons Stock outstanding equals the number of Class B Units of Vantiv Holding outstanding.

(4)           Capital Structure of the Corporation and Holding.  The Corporation shall, and shall cause Vantiv Holding to, take all actions necessary so that for as long as the Class B Common Stock is outstanding the number of Class A Units of Vantiv Holding outstanding equals the number of shares of Class A Common Stock outstanding.  The Corporation shall take all such other actions as may be reasonably necessary or advisable to give effect to the intended substantive economic results of the provisions of this Amended and Restated Certificate of Incorporation, the Exchange Agreement and the LLC Agreement.

(5)           Automatic Amendment to Article IV.  At any time when there are no longer any shares of Class B Common Stock outstanding, this Amended and Restated Certificate of Incorporation automatically shall be deemed amended to delete Sections 4(a)(3) and 4(e) of Article IV in their entirety.

(6)           Ownership Limitations.  No Person that holds Class B Common Stock nor any of its Affiliates shall take any action that would cause such stockholder or any of its Affiliates to own, after application of the of the constructive ownership rules under Section 267 or 1563(e) of the Internal Revenue Code of 1986, as amended (the “Code”), at any time, (x) more than 18.5% of the issued and outstanding Class A Common Stock or (y) Class A Common Stock, Class B Common Stock or other capital stock representing in the aggregate more than 18.5% of the value or voting power (for the avoidance of doubt, not including the Class B Units) in the election of directors of the Corporation of all issued and outstanding capital stock of the Corporation, except in connection with a Change of Control.

Section 5.               Preferred Stock.

(a)           Subject to Section 5(c) of this Article IV, shares of Preferred Stock may be issued from time to time in one or more series of any number of shares as may be determined from time to time by the Board of Directors; provided, that the aggregate number of shares issued and not cancelled of any and all such series shall not exceed the total number of shares of Preferred Stock authorized by this Amended and Restated Certificate of Incorporation.  Each series of Preferred Stock shall be distinctly designated.  The voting powers, if any, of each such series and the preferences and relative, participating, optional and other special rights of each such series and the qualifications, limitations and restrictions thereof, if any, may differ from those of any and all other series at any time outstanding; and the Board of Directors is hereby expressly granted authority to fix, in the resolution or resolutions providing for the issue of a particular series of Preferred Stock, the voting powers, if any, of each such series and the designations, preferences and relative, participating, optional and other special rights of each such series and the qualifications, limitations and restrictions thereof to the full extent now or hereafter permitted by this Amended and Restated Certificate of Incorporation and the laws of the State of Delaware.  Shares of Preferred Stock, regardless of series, that are converted into other securities or other consideration or otherwise acquired by the Corporation shall be retired and cancelled, and the Corporation shall take all such actions as are necessary to cause such shares to have the status of authorized but unissued shares of Preferred Stock, without designation as to series, and the Corporation shall have the right to reissue such shares.

(b)           Subject to the provisions of applicable law or of the Bylaws of the Corporation with respect to the closing of the transfer books or the fixing of a record date for the determination of stockholders entitled to vote, and except as otherwise provided by law or by the resolution or resolutions providing for the issue of any series of Preferred Stock, the holders of outstanding shares of Common Stock shall exclusively possess the voting power for the election of directors and for all other purposes.

(c)           The Corporation shall not issue any shares of Preferred Stock to the extent such issuance would deprive the holders of Class B Common Stock of their economic and voting rights hereunder and under the LLC Agreement, including any issuance of Preferred Stock that has a separate class vote, other than (i) a separate right to designate or elect a director, or (ii) to the extent necessary to comply with any applicable national stock exchange listing standards related to the non-payment of dividends.  For the avoidance of doubt, (i) the pro rata dilution of economic interests in the Corporation through the issuance of Preferred Stock shall not be deemed alone to deprive any holder of Class B Common Stock of its economic rights hereunder or under the LLC Agreement and (ii) the pro rata dilution of voting interests in the Corporation through the issuance of Preferred Stock that votes with the Class A Common Stock (and not alone as a separate class, except to the extent necessary to comply with any applicable national stock exchange listing standards related to the non-payment of dividends) shall not be deemed alone to deprive any holder of Class B Common Stock of its voting rights hereunder or under the LLC Agreement.

ARTICLE V

Amendments and Certain Agreements

Section 1.               Bylaws.  In furtherance and not in limitation of the powers conferred by law, subject to any limitations contained elsewhere in this Amended and Restated Certificate of Incorporation and in the Bylaws of the Corporation may be adopted, amended or repealed by a majority of the Board of Directors, but any Bylaws adopted by the Board of Directors may be amended or repealed by the affirmative vote of the holders of at least 66 2/3% of the voting power of the outstanding shares of Common Stock; provided, however, that no provision of the Bylaws of the Corporation may be adopted, amended or repealed which shall interpret or qualify, or impair or impede the implementation of any provision of this Amended and Restated Certificate of Incorporation or which is otherwise inconsistent with the provisions of this Amended and Restated Certificate of Incorporation.  Any inconsistency between the Bylaws of the Corporation and this Amended and Restated Certificate of Incorporation shall be construed in favor of this Amended and Restated Certificate of Incorporation.

Section 2.               Certificate of Incorporation.  Notwithstanding anything to the contrary contained in this Amended and Restated Certificate of Incorporation, and notwithstanding that a lesser percentage may be permitted from time to time by applicable law, no provision of Articles IV, V, VI or VII may be altered, amended or repealed in any respect, nor may any provision or bylaw inconsistent therewith be adopted, unless in addition to any other vote required by this Amended and Restated Certificate of Incorporation or otherwise required by law, the affirmative vote of the holders of at least 66 2/3% of the voting power of the outstanding shares of Common Stock is obtained. For so long as Fifth Third Bank or any of its Affiliates holds any Class B Common Stock (i) no amendment to Article III, Article IV (other than with respect to an increased in the authorized number of shares of Common Stock or in connection with the authorization (including pursuant to a certificate of designations) of Preferred Stock that the Corporation is permitted to authorize under this Amended and Restated Certificate), this sentence of Section 2, or Section 3 or Section 4 of Article V, Article VI (to the extent related solely to the Class B Common Stock) and Article XI and any related definitions in Article XII, (such amendments presumed to adversely affect the rights of the holders of Class B Common Stock) shall be made without the consent of the holders of a majority of the Class B Common Stock (which majority shall include Fifth Third Bank), and (ii) no other amendment to this Amended and Restated Certificate shall be permitted that adversely affects the rights of Fifth Third Bank and its Affiliates as a holder of Class B Common Stock hereunder in a manner that is disproportionate relative to the holders of Class A Common Stock hereunder without the consent of the holders of a majority of the Class B Common Stock (which majority shall include Fifth Third Bank).

Section 3.               Exchange Agreement and Warrant.  The Corporation shall not and shall ensure that its Subsidiaries do not, by amendment of this Amended and Restated Certificate of Incorporation, Bylaws or other governing documents of the Corporation or any of its Subsidiaries, or through a reorganization, transfer of assets, consolidation, merger, dissolution, issue, or sale of securities of the Corporation or any of its Subsidiaries, or any other voluntary action or failure to take any action of any kind, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed by the Corporation or Vantiv

Holding under the Exchange Agreement or the LLC Agreement or by Vantiv Holding under the Warrant.  The Corporation shall take all such actions as are necessary to cause the Exchange Agreement to be implemented in accordance with its terms.

Section 4.               LLC Agreement.  The Corporation shall take all such actions as are necessary to cause the LLC Agreement to be implemented in accordance with its terms.

ARTICLE VI

Board of Directors

Section 1.               Directors.

(a)           The number of directors of the Corporation shall initially be eleven (11).  The number of directors of the Corporation shall be fixed from time to time exclusively by the Board of Directors pursuant to resolution adopted by a majority of the directors then in office; provided, however, that so long as any shares of Class B Common Stock are outstanding, the number of directors shall not be less than eleven (11) nor more than fifteen (15); provided, further, that so long as any shares of Class B Common Stock are outstanding, the size of the Board of Directors may only be increased above eleven (11) to add directors who qualify as “independent” with respect to the Corporation within the meaning of the rules of any securities exchange on which the Class A Common Stock is listed or to add directors elected by the holders of any one or more classes or series of Preferred Stock whenever holders of any such classes or series of Preferred Stock have a vested right to elect directors upon nonpayment of dividends.

(b)           Election of Directors.  The initial directors shall be divided into three classes, designated as Class I, Class II and Class III.  Class I shall initially consist of four directors, each of which shall initially be Class A Directors.  Class II shall consist of three directors, two of which shall initially be Class A Directors and one of which shall initially be a Class B Director. Class III shall consist of four directors, three of which shall initially be Class A Directors and one of which shall initially be a Class B Director.  The composition of each class of directors shall be subject to any increase or decrease in the number of Class B Directors pursuant to Section 4(a)(3) of Article IV.  Notwithstanding anything to the contrary herein, in the event of a decrease in the number of Class B Directors pursuant to Section 4(a)(3) of Article IV, the holders of the Class B Common Stock, other than the Permitted Transferees of Fifth Third Bank and its Affiliates, shall cause the appropriate number of Class B Directors representing such decrease to resign from the Board of Directors immediately.  Each initial director in Class I shall hold office for a term that expires at the first annual meeting of stockholders conducted after the filing of this Amended and Restated Certificate of Incorporation; each initial director in Class II shall hold office for a term that expires at the second annual meeting of stockholders conducted after the filing of this Amended and Restated Certificate of Incorporation; and each initial director in Class III shall hold office for a term that expires at the third annual meeting of stockholders conducted after the filing of this Amended and Restated Certificate of Incorporation.  At each annual meeting of stockholders, successors to the class of directors whose term expires at that annual meeting of stockholders shall be elected for a three-year term by the stockholders as provided in this Section 1.  Any additional director of any class elected by the Board of Directors to fill a vacancy resulting from the death, resignation or removal of any Director, or from an increase in the number of Directors, shall hold office for the remaining term for such class.  In no case shall a decrease in the number of directors for a class shorten the term of an incumbent director, except to the extent required to not exceed the 18.5% limitation set forth in Section 4(a)(3) of Article IV.  A director shall hold office until the annual meeting of stockholders for the year in which such director’s term expires and until his or her successor shall be elected and qualified, subject, however, to prior death, resignation, retirement or removal from office.  Each Class A Director shall be elected by the affirmative vote of the holders of a plurality of the shares represented at the meeting of stockholders at which the director stands for election and entitled to elect such director pursuant to Section 4(a)(2) of this Article IV.  Each Class B Director shall be elected by the affirmative vote of the holders of a majority of the shares of Class B Common Stock outstanding (other than the Permitted Transferees of Fifth Third Bank and its Affiliates).

(c)           Election of directors need not be conducted by written ballot.

Section 2.               Vacancies.  Any vacancies in the Class A Directors for any reason, and any Class A directorships resulting from any increase in the number of directors, may be filled only by the Class A Directors (and not by the stockholders), acting by the affirmative vote of a majority of the remaining Class A Directors, although less than a quorum, or by a sole remaining Class A Director.  Any vacancies in the Class B Directors for any reason, and any Class B directorships resulting from any increase in the number of directors, may be filled only by the Class B Directors (and not by the stockholders), acting by the affirmative vote of a majority of the remaining Class B Directors, although less than a quorum, or by a sole remaining Class B Director.  Any directors so chosen shall hold office for the remaining term for such class subject, however, to prior death, resignation, retirement or removal from office.  No decrease in the number of directors shall shorten the term of any incumbent director, except to the extent required to not exceed the 18.5% limitation set forth in Section 4(a)(3) of Article IV.

Section 3.               Preferred Stock.  Notwithstanding Sections 1 and 2 of this Article VI, but subject to Section 5(c) of Article IV, whenever the holders of any one or more classes or series of Preferred Stock shall have the right, voting separately by class or series, to elect one or more directors at an annual or special meeting of stockholders, the election, terms of office, filling of vacancies, removal of directors and other features of the directorships shall be governed by the terms of this Amended and Restated Certificate of Incorporation or in any resolution or resolutions adopted by the Board of Directors providing for the issuance of any class or series of Preferred Stock.

Section 4.               Nominations.  Advance notice of nominations for the election of directors, other than by the Board of Directors or a duly authorized committee thereof or any authorized officer of the Corporation to whom the Board of Directors or such committee shall have delegated such authority, and information concerning nominees, shall be given in the manner provided in the Bylaws of the Corporation.

Section 5.               Removal.  Notwithstanding any other provisions of this Amended and Restated Certificate of Incorporation or the Bylaws of the Corporation (and notwithstanding the fact that some lesser percentage may be specified by law, this Amended and Restated Certificate of Incorporation or the Bylaws of the Corporation), (a) no Class A Director may be removed during his or her term, except that any Class A Director may be removed from office for cause by the affirmative vote of the holders of outstanding shares of Class A Common Stock cast at a meeting of stockholders called for that purpose, the notice for which states that the purpose or one of the purposes of the meeting is the removal of such director, and constituting a majority of such shares entitled to vote; (b) any Class B Director may be removed from office with or without cause by the affirmative vote of the holders of outstanding shares of Class B Common Stock other than the Permitted Transferees of Fifth Third Bank and its Affiliates without a meeting, and (c) except as otherwise required by law, whenever the holders of any one or more series of Preferred Stock shall have the right, voting separately as a class, to elect one or more directors of the Corporation, any director may be removed from office with or without cause by the affirmative vote of a majority of the holders of outstanding shares of Preferred Stock.  For purposes of this Section 5 of Article VI, “cause” shall mean, with respect to any director, (i) the willful failure by such director to perform, or the gross negligence of such director in performing, the duties of a director, (ii) the engaging by such director in willful or serious misconduct that is injurious to the Corporation or (iii) the conviction of such director of, or the entering by such director of a plea of nolo contendere to, a crime that constitutes a felony.

Section 6.               Exculpation and Indemnification.  To the fullest extent permitted by the DGCL as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable either to the Corporation or to any stockholder for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions which are not in good faith or which involve intentional misconduct or knowing violation of law, (iii) for any matter in respect of which such director shall be liable under Section 174 of the DGCL or any amendment thereto or successor provision thereto, or (iv) for any transaction from which the director shall have derived an improper personal benefit.  If the DGCL is amended to eliminate or further limit the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the DGCL.  The Corporation may (by bylaw, resolution, agreement or otherwise) indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, she, his or her testator or intestate is or was a director, officer, employee or agent of the Corporation or any predecessor to the Corporation or serves or served at any other enterprise as a director, officer, employee or agent at the request of the Corporation or any predecessor to the Corporation.  Neither amendment nor repeal of this Section 6 of Article VI nor the adoption of any provision of this Amended and Restated Certificate of Incorporation of the Corporation inconsistent with this Section 6 of Article VI shall eliminate or reduce the effect of this paragraph in respect of any matter occurring, or any cause of action, suit or claim that, but for this Section 6 of Article VI, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE VII

Actions of the Stockholders

Any action required or permitted to be taken by the stockholders of the Corporation may be effected at a duly called annual or special meeting of the stockholders of the Corporation or by the stockholders by a written resolution in lieu of a meeting signed by stockholders representing the number of affirmative votes required for such action at a meeting ; provided that, on or after the date upon which (i) investment funds managed by Advent International Corporation and (ii) Fifth Third Bank, collectively with their respective successors and Affiliates, cease to beneficially own (directly or indirectly) more than 50% of the outstanding shares of the Common Stock (calculated on a combined basis so that the ownership interests of such Persons in the Corporation shall be aggregated with the ownership interest of such Persons in Vantiv Holding or any Subsidiary), any action required or permitted to be taken by the stockholders of the Corporation may be effected only at a duly-called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders. For purposes of this Article VII, (i) “Affiliate” means, with respect to any Person, any other Person that controls, is controlled by, or is under common control with such Person; the term “control,” as used in this definition, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and “controlled” and “controlling” have meanings correlative to the foregoing, (ii) “Person” means an individual, any general partnership, limited partnership, limited liability company, corporation, trust, business trust, joint stock company, joint venture, unincorporated association, cooperative or association or any other legal entity or organization of whatever nature, and shall include any successor (by merger or otherwise) of such entity and (iii) “beneficial ownership” shall be determined in accordance with Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended.

ARTICLE VIII

DGCL Section 203

The Corporation shall not be governed by Section 203 of the DGCL (“Section 203”), and the restrictions contained in Section 203 shall not apply to the Corporation.

ARTICLE IX

Corporate Opportunities

To the fullest extent permitted by applicable law, the doctrine of corporate opportunity, or any analogous doctrine, shall not apply to any stockholder or director of the Corporation, except those stockholders or directors who are employees of the Corporation and/or any of its subsidiaries (each, a “Business Opportunities Exempt Party”).  The Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to any Business Opportunity Exempt Party.  No Business Opportunity Exempt Party who acquires knowledge of a potential transaction, agreement, arrangement or other matter that may be an opportunity for the Corporation shall have any duty to communicate or offer such opportunity to the Corporation, and such Business Opportunity Exempt Party shall not be liable to the Corporation or to its stockholders for breach of any fiduciary or other duty by reason of the fact that such Business Opportunity Exempt Party pursues or acquires, or directs such opportunity to another Person or, does not communicate such opportunity to the Corporation to the fullest extent permitted by applicable law.  No amendment or repeal of this Article IX shall apply to or have any effect on the liability or alleged liability of any Business Opportunities Exempt Party for or with respect to any opportunities of which any such Business Opportunities Exempt Party becomes aware prior to such amendment or repeal.  Any Person purchasing or otherwise acquiring any interest in any shares of stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article IX.  Neither the alteration, amendment or repeal of this Article IX, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with this Article IX, shall eliminate or reduce the effect of this Article IX in respect of any business opportunity first identified or any other matter occurring, or any cause of action, suit or claim that, but for this Article IX, would accrue or arise, prior to such alteration, amendment, repeal or adoption.

ARTICLE X

Related Party Transactions

No contract or transaction between the Corporation and one or more of its directors or officers, or between the Corporation and any other corporation, partnership, association or other organization in which one or more of its directors or officers are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board of Directors or committee thereof which authorizes the contract or transaction, or solely because such director’s or officer’s votes are counted for such purpose, if (1) the material facts as to director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee, and the Board of Directors or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum, (2) the material facts as to director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders, or (3) the contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified, by the Board of Directors, a committee thereof or the stockholders.  Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board or of a committee which authorizes the contract or transaction.

ARTICLE XI

Conduct of Business

For so long as the Exchange Agreement is outstanding, the business of the Corporation shall be conducted only through Vantiv Holding and its Subsidiaries.

ARTICLE XII

Definitions

Section 1.               Definitions.  As used in this Amended and Restated Certificate of Incorporation, the term:

(a)           “Advent Stockholders” means any investment fund affiliates of Advent International Corporation (or any successor) that hold shares of Class A Common Stock.

(b)           “Affiliate” means, with respect to any Person, any other Person, directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with, such Person; it being understood that “control” or any version thereof in this definition shall have the meaning ascribed thereto in Rule 12b-2 under the Securities Exchange Act of 1934, as amended.

(c)           “Approved Replacement” means each of Dan Poston, Joe Robinson and Bruce Lee, and, prior to any change of control of FTB, any individuals then-employed by FTB and/or its Affiliates (and, for the avoidance of doubt, no such individual shall be employed by any acquirer in such change of control and/or its Affiliates) proposed by FTB after the date hereof as replacements of such individuals.

(d)           “Bankruptcy” means, with respect to any Person, the occurrence of any of the following events: (i) the filing of an application by such Person for, or a consent to, the appointment of a trustee or custodian of its assets; (ii) the filing by such Person of a voluntary petition in bankruptcy or the seeking of relief under Title 11 of the United States Code, as now constituted or hereafter amended, or the filing of a pleading in any court of record admitting in writing its inability to pay its debts as they become due; (iii) the making by such Person of a general assignment for the benefit of creditors; (iv) the filing by such Person of an answer admitting the material allegations of, or its consenting to, or defaulting in answering, a bankruptcy petition filed against it in any bankruptcy proceeding or petition seeking relief under Title 11 of the United States Code, as now constituted or as hereafter amended; or (v) the entry of an order, judgment or decree by any court of competent jurisdiction adjudicating such Person a bankrupt or insolvent or for relief in respect of such Person or appointing a trustee or custodian of its assets and the continuance of such order, judgment or decree unstayed and in effect for a period of ninety (90) consecutive days.

(e)           “Change of Control” means: any (i) merger, consolidation or other business combination of the Corporation or Vantiv Holding (or any Subsidiary or Subsidiaries that alone or together represent all or substantially all of the Corporation’s or Vantiv Holding’s consolidated business at that time) or any successor or other entity owning or holding substantially all the assets of the Corporation or Vantiv Holding and their respective Subsidiaries that results in the holders of Class A Common Stock and the holders of units of Vantiv Holding (in the case of the Corporation) or the holders of units of Vantiv Holding (in the case of Vantiv Holding) immediately before the consummation of such transaction, or a series of related transactions, holding, directly or indirectly, less than fifty percent (50%) of the voting power of the Corporation or Vantiv Holding (or such Subsidiary or Subsidiaries) or any successor or other entity owning or holding substantially all the assets of the Corporation or Vantiv Holding and their respective Subsidiaries or the surviving entity thereof, as applicable, immediately following the consummation of such transaction or series of related transactions; it being understood that such ownership shall be evaluated on a combined basis (i.e. on an as-converted basis and without regard to any voting power or ownership limitation on FTB and its Affiliates) so that any ownership interest in the Corporation shall be aggregated with any ownership interest in Vantiv Holding or any other Subsidiary of the Corporation or any such successor; and it being further understood that no Change of Control shall be deemed to occur to the extent the acquirer thereof is any of the Advent Stockholders or their Affiliates or Fifth Third Bank or any of its Affiliates or any Person with whom any of the foregoing has formed a joint venture or has otherwise formed a “group” within the meaning of Rule 13d-3 under the Exchange Act with respect to such Change of Control, (ii) transfer, in one or a series of related transactions, of (x) with respect to Vantiv Holding or any successor or other entity owning or holding substantially all the assets of Vantiv Holding and its Subsidiaries, units of Vantiv Holding (or other equity interests) representing fifty percent (50%) or more of the voting power of Vantiv Holding (or such Subsidiary or Subsidiaries) or such successor or other entity, to a Person or “group” within the meaning of Rule 13d-3 under the Exchange Act (other than the Corporation and any of its Subsidiaries, the Advent Stockholders or any of their Affiliates or Fifth Third Bank or any of its Affiliates or any Person with whom any of the foregoing has formed a joint venture or has otherwise formed a “group” within the meaning of Rule 13d-3 under the Exchange Act with respect to such Change of Control), and (y) with respect to the Corporation or any successor or other entity owning or holding substantially all the assets of the Corporation and its Subsidiaries, shares of Class A Common Stock (or other equity interests) that results in any Person or Group (other than the Corporation or any of its Subsidiaries, the Advent Stockholders or their Affiliates or Fifth Third Bank or its Affiliates or any Person with whom any of the foregoing has formed a joint venture or has otherwise formed a “group” within the meaning of Rule 13d-3 under the Exchange Act with respect to such Change of Control) owning or holding, directly or indirectly, (A) shares of Class A Common Stock entitled to elect a majority of the Board of Directors or the board of directors of any such successor or other entity or (B) fifty percent (50%) or more of the shares of Class A Common Stock (or equity interests) of the Corporation (or such Subsidiary or Subsidiaries) or any such successor or other entity; it being understood that such ownership shall be evaluated on a combined basis (i.e., on an as-converted basis) so that any ownership interest in the Corporation shall be aggregated with any ownership interest in Vantiv Holding or any other Subsidiary of the Corporation or any such successor; or (iii) sale or other disposition in one or a series of related transactions of all or substantially all of the assets of the Corporation or Vantiv Holding and their respective Subsidiaries; it being understood that no Change of Control shall be deemed to occur to the extent the acquirer of such assets is any of the Advent Stockholders or their Affiliates or Fifth Third Bank or any of its Affiliates or any Person with whom any of the foregoing has formed a joint venture or has otherwise formed a “group” within the meaning of Rule 13d-3 under the Exchange Act with respect to such Change of Control.  Notwithstanding anything to the contrary conatined herein, for purpose of determining whether a Change of Control has occurred, it shall be assumed that all Class B Units of Vantiv Holding have been exchanged for shares of Class A Common Stock (or equity interests of any successor or other entity owning or holding substantially all the assets of the Corporation and its Subsidiaries) immediately prior to any such merger, consolidation, other business combination or transfer and there is no limitation on the voting power or ownership limitation on FTB and its Affiliates.

(f)            “Competitor” means any of JPMorgan & Chase Co., Bank of America Corporation, US Bancorp. or Wells Fargo & Co. or any successors to their respective processing businesses.

(g)           “control” shall have the meaning ascribed thereto in Rule 12b-2 under the Securities Exchange Act of 1934, as amended.

(h)           “Credit Agreement” means the Loan Agreement, dated as of March [   ], 2012 among the Vantiv, LLC, the Lenders party thereto from time to time, JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent, and the other agents party thereto, as it exists on March [ ], 2012.

(i)            “Equity Value” means (i) the equity value of the Corporation and its Subsidiaries, as a whole, based on the pre-tax aggregate net proceeds (including cash, the fair market value of other property and the present value of any deferred consideration) received or to be received by its stockholders (assuming that all Class B Units and all Class C Units underlying the Warrant (on an as-exercised basis) have been exchanged for shares of Class A Common Stock pursuant to the Exchange Agreement at such time), plus (ii) the aggregate amount of any Distributions (as defined in the LLC Agreement) (other than Quarterly Distributions (as defined in the LLC Agreement)) made to holders of Class B Units or Class C Units to and until the date of such Change of Control.

(j)            “Exchange Agreement” means the Exchange Agreement dated as of [•], 2012, among the Corporation, Vantiv Holding, Fifth Third Bank, FTPS Partners, LLC, a Delaware limited liability company, and such other holders of Class B Units or Class C Non-Voting Units of Vantiv Holding from time to time party thereto, as it may be amended from time to time in accordance with its terms.

(k)           “Fifth Third Bank” means Fifth Third Bank, a bank chartered under the Laws of the State of Ohio and any successor thereto.

(l)            “Government Entity” means any federal, state, local or foreign government, governmental subdivision, administrative body or other governmental or quasi-governmental agency, tribunal, court or other entity with competent jurisdiction.

(m)          “Leverage Ratio” means, as of the date of determination thereof, the ratio of Total Funded Debt of the Borrower and its Restricted Subsidiaries as of such date to Consolidated EBITDA for the period of four (4) fiscal quarters then ended.  All capitalized terms used in this definition of “Leverage Ratio” shall have the meanings ascribed to such terms in the Credit Agreement.

(n)           “LLC Agreement” means the Second Amended and Restated Limited Liability Company Agreement of Vantiv Holding, dated as of [•], 2012, as amended from time to time in accordance with its terms.

(o)           “LTM EBITDA” means, as of any measurement date, EBITDA for the twelve (12) months ended as of the last day of the month immediately preceding such measurement date.

(p)           “Management Equity Incentive Plan” means the Vantiv Holding’s 2009 Management Phantom Equity Plan, as amended, from time to time.

(q)           “New Securities” means (a) any shares of capital stock of the Corporation, whether or not currently authorized, or (b) any rights, options or warrants to purchase any shares of capital stock of the Corporation, and non-equity securities of any type whatsoever that are, or may become convertible into, or exchangeable for, such shares, in any case, whether issued on or after the date first above written hereof.

(r)            “Parent” means, with respect to any Person, a Person that has control of such Person.

(s)            “Person” means an individual, a corporation, a partnership, an association, a limited liability company, a joint venture, a Government Entity, a trust or other entity or organization.

(t)            “Subsidiary” means, as to any Person, a Person of which (i) a majority of the outstanding share capital, voting securities or other equity interests are owned, directly or indirectly, by the initial Person and/or any other Subsidiary of the initial Person or (ii) the initial Person and/or any other Subsidiary of the initial Person is entitled, directly or indirectly, to appoint a majority of the board of directors or comparable body of such Person.

(u)           “Transfer” means, with respect to any shares of capital stock, (i) when used as a verb, to sell, assign, dispose of, exchange, pledge, encumber, hypothecate or otherwise transfer such shares or any participation or interest therein, whether directly or indirectly, or to agree or commit to do any of the foregoing, and (ii) when used as a noun, a direct or indirect sale, assignment, disposition, exchange, pledge, encumbrance, hypothecation or other transfer of such shares or any participation or interest therein, or any agreement or commitment to do any of the foregoing, including in each case through the Transfer of any Person holding such shares or any interest in such Person; it being understood that a Transfer of a controlling interest in any Person holding such shares shall be deemed to be a Transfer of all of the shares held by such Person.  Notwithstanding anything to the contrary herein, no Transfer of an interest in any Person which is a public company, including in the Corporation, shall be deemed to constitute a Transfer of any shares.

(v)           “Trigger Event” means the earlier to occur of any of the following (i) Fifth Third Bank (together with its Affiliates) Transferring (other than as a result of an acquisition of control of FTB or any of its direct or indirect Parent companies by any Person) a number of shares of the Common Stock equal to more than 50% of the shares of the Common Stock it holds immediately following the initial public offering of the Common Stock (but not including any shares of Common Stock that Fifth Third Bank or its Affiliates sell to the Corporation in exchange for a portion of the proceeds of such initial public offering), calculating such ownership on a combined basis (i.e., on an as-converted basis) so that any ownership interest of Fifth Third Bank and its Affiliates in the Corporation shall be aggregated with any ownership interest of Fifth Third Bank and its Affiliates in the Company or any other Subsidiary of the Corporation or any successor, (ii) any Competitor acquires control of Fifth Third Bank or any of its direct or indirect Parent companies, (iii) (A) any Government Entity acquires more than a twenty percent (20%) interest (which interest either votes generally in the election of all directors and all other matters brought before the stockholders or otherwise carries with it any material negative consent or approval rights) in Fifth Third Bank or any of its direct or indirect Parent companies (a “Government Investment”), or (B) any Person other than a Competitor acquires control of Fifth Third Bank or any of its direct or indirect Parent companies (a “Non-Competitor COC”) and, in the case of either a Government Investment or Non-Competitor COC, any change of fifty percent (50%) or more of the Class B Directors occurs as a result of such Government Investment or Non-Competitor COC (for the avoidance of doubt, any death, disability, voluntary replacement from a list of Approved Replacements or (to the extent occurring more than nine months following any such Government Investment or Non-Competitor COC) voluntary resignation, shall not constitute a change for purposes of this clause (iii)), or (iv) Fifth Third Bank or any of its direct or indirect Parent companies goes into Bankruptcy, receivership or conservatorship or any similar event.

(w)          “Vantiv Holding” means Vantiv Holding, LLC, a Delaware limited liability company.

(x)           “Warrant” means the Warrant No. 1, issued by the Company as of June 30, 2009 and any warrant issued pursuant thereto in accordance with its terms.

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